Exhibit 99.1

Press Release
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PlanGraphics Announces Selected Financial Data for EOY 2004 and for June 30,
2005

FRANKFORT, Ky., August 9, 2005--PlanGraphics, Inc. (Pink Sheets: PGRA) today announced that it has filed its Forms 10-QSB for the quarterly periods ending December 31, 2003, March 31, 2004, and June 30, 2004. The Company continues to experience cashflow constraints in its operations and these have also impeded the filing of its annual report on Form 10-KSB for the period ending September 30, 2004; as a result the Company is now awaiting certain third party work recently arranged for and required for completion of the auditor's report. Upon filing of the Form 10-KSB the Company expects to file its Forms 10-QSB for the quarterly periods ending December 31, 2004, March 31, 2005 and June 30, 2005 in the ensuing weeks.

In view of the delays encountered in filing its periodic reports, the Company is making available the following summarized financial information, which has not been audited and has not been reviewed by its independent registered public accounting firm, for the benefit of its shareholders and other interested parties: The results are subject to change.

Expected consolidated results for fiscal year 2004. For the twelve months ended September 30, 2004 PlanGraphics expects revenue to amount to approximately $7.8 million versus $7.9 million for the period ended September 30, 2003. While revenue decreased slightly, the Company expects to report an operating loss of approximately $711,000 for FY 2004 versus the operating loss of $2.6 million reported for FY 2003, which included goodwill impairment expense of $2.1 million. PlanGraphics expects a net loss of approximately $961,000 for the twelve months of 2004 as compared to a net loss of $2.8 million a year prior.

Net loss per share is expected to amount to about $0.01 for the year ended 2004 as compared to the net loss of $0.03 reported for 2003.

For the same 12 month period, the Company's operating subsidiary expects revenue of about $7.8 with an operating loss of about $423,000 and a net loss of about $639,000.

Expected consolidated results for June 30, 2005. PlanGraphics' operations were more efficient for the nine months ended June 30, 2005 than in the prior year period as higher margin software and integration service accounted for about 20% of its revenue versus about 6% in the prior period. The Company expects to report operating income on consolidated revenue anticipated to be $5.4 million versus $6.3 million reported for the period ended June 30, 2004. Revenue decreased by almost $900,000 as a result of delays in project activity in the US and China, in particular the startup of Guanzhou project and project delays due to reorganization of the municipal governments participating in the Liao River project; accordingly this adversely impacted revenue generation. Operating loss is expected to be approximately $284,000 before recognizing income of $374,000 from changes negotiated to the Company's Frankfort facility lease after which operating income of $76,000 is expected. The prior year's operating loss was $556,109. PlanGraphics expects to report a small net loss of approximately $3,000 for the nine month period as compared to a net loss of $710,553 a year prior. Prior to recognizing the income from the lease termination the net loss would have been $371,000 for the nine months ended June 30, 2005. The new operating lease is expected to reduce future cash outflows by approximately $197,000 annually.

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For the nine months ended June 30, 2005 PlanGraphics expects to report a net loss per share of less than 2/100 of a cent versus a net loss of 7/10 cent per share for the nine months ended June 30, 2004.

For the same nine month period, the Company's operating subsidiary expects revenue of $5.3 million with operating income of about $284,000 (prior to lease termination an operating loss of $90,000) and net income of about $216,000 (prior to lease termination a net loss of $158,000) versus an operating loss in the prior year of $424,000 on revenue of $6.3 million and a net loss of $442,000.

The Company's estimated backlog and assignments as of July 30, 2005 amount to approximately $13.9 million of which about $10 million is funded.

The Company's letter of intent with IceWEB, Inc., which has been modified from time to time, remains in effect. The parties to the letter of intent intend to proceed with the completion of a definitive agreement upon PlanGraphics bringing its periodic reporting filings with the SEC current.

The financial information presented above is considered representative of the company's fiscal year 2004 and nine months of its 2005 financial performance. However, it omits substantially all disclosures and details required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows were included, they might influence the readers' conclusions about the Company's financial position and its results of operations.

About forward looking statements (as defined in the Securities Litigation Reform Act of 1995) appearing in this press release. The unaudited and unreviewed results shown above for the periods ended September 30, 2004 and for June 30, 2005 are subject to changes as a result of audit and review. Further, the consolidated results for June 30, 2005 reflect estimated gains of $374,000 resulting from the termination of the capitalized lease for the Company's Frankfort, Kentucky facility, the discounting of certain accrued lease payments payable and the execution of a new operating lease based on reduced space requirements in Frankfort.

The information contained in this release is a statement of PlanGraphics' present unaudited and unreviewed financial records and analyses, and is based upon, among other things, PlanGraphics' financial records, reporting summaries and assumptions, beliefs and expectations. PlanGraphics may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors or upon final review or audit by its independent registered accounting firm which may result in changes to the summarized data. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that PlanGraphics may issue.

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